UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 11, 2016

Ares Dynamic Credit Allocation Fund, Inc.

(Exact name of Registrant as specified in its charter)

Maryland	811-22535	46-4969053
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2000 Avenue of the Stars

12th Floor

Los Angeles, California 90067
(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (310) 201-4100

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01 Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On January 9, 2016, Ares Dynamic Credit Allocation Fund, Inc. (the “Company”) was informed that its director Michael H. Diamond passed away on January 9, 2016. The Company is deeply saddened by Mr. Diamond’s untimely passing and extends its sincere condolences to Mr. Diamond’s family. Mr. Diamond served as a director of the Company since the Company’s initial public offering in 2012. Mr. Diamond was the chairperson of the nominating and governance committee and also served as a member of the audit committee of the Company’s board of directors.

The Company telephonically disclosed the matter of Mr. Diamond’s death to the New York Stock Exchange (the “NYSE”) on January 13, 2016. Mr. Diamond’s death reduced the number of directors currently serving on the Company’s board of directors to four and the number of independent directors to two and reduced the number of members serving on both the audit committee and the nominating and governance committee to two.

On January 14, 2016, the Company received official notice from the NYSE that, as a result of Mr. Diamond’s death, the Company does not comply with the requirements of Section 303A.07(a) of the NYSE Listed Company Manual (which requires each NYSE listed company to have at least three members on its audit committee). Since the non-compliance resulted from the death of a director, the NYSE has advised the Company that the Company has until July 9, 2016 to resolve the non-compliance before the NYSE will publicly disseminate a below compliance indicator or include the Company on the NYSE’s list of noncompliant issuers.  Mr. Diamond’s seat on the board will remain vacant while the Company conducts a thorough search for a qualified new director which satisfies the requirements of the NYSE and the Investment Company Act of 1940.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ARES DYNAMIC CREDIT ALLOCATION FUND, INC.

Date: January 15, 2016	By:	/s/ Brett Byrd

	Name:	Brett Byrd

	Title:	Chief Compliance Officer